Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2018 RECORD FINANCIAL RESULTS
Company posts 48th consecutive quarter of improved revenues and earnings

•	Revenue increased 8.9% for the quarter

•	Net income up 20.5% for the quarter

•	Earnings per diluted share rose 22.2% for the quarter to $0.22 from $0.18

•	Rollins improved benefit plans reduced first quarter earnings by $0.01 share

ATLANTA, GEORGIA, April 25, 2018: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its first quarter ended March 31, 2018.

The Company recorded first quarter revenues of $408.7 million, an increase of 8.9% over the prior year’s first quarter revenue of $375.2 million. Rollins’ net income increased 20.5% to $48.5 million or $0.22 per diluted share for the first quarter ended March 31, 2018, compared to $40.3 million or $0.18 per diluted share for the same period in 2017.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “Our team is off to a good start and are executing our key initiatives that will make contributions throughout the year. We are enthused about our benefit enhancements that should improve employee retention and recruiting.”

During the first quarter, the Company used part of its savings from the Tax Cuts and Jobs Act to improve employee benefits. These changes include an enhanced 401(K) match, stock grants, additional paid time off and added employee scholarships.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s expectations of contributions from key initiatives throughout the year and the Company’s being enthused about the recent benefits announcements to improve employee retention and recruiting. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)

At March 31, (unaudited)	2018	2017
ASSETS
Cash and cash equivalents	$84,319	$162,478
Trade accounts receivables, net	96,459	85,178
Financed receivables, net	16,979	15,177
Materials and supplies	15,885	14,736
Other current assets	27,062	28,186
Total Current Assets	240,704	305,755
Equipment and property, net	136,272	132,101
Goodwill	364,606	257,612
Customer contracts, net	176,447	115,262
Other intangible assets, net	61,636	43,784
Deferred income taxes, net	10,428	36,414
Financed receivables, long-term, net	22,305	16,344
Prepaid Pension	18,237	—
Other assets	20,061	17,593
Total Assets	$1,050,696	$924,865
LIABILITIES
Accounts payable	$30,624	$31,946
Accrued insurance, current	28,462	26,938
Accrued compensation and related liabilities	64,610	60,338
Unearned revenue	117,934	104,325
Other current liabilities	57,443	43,968
Total Current Liabilities	299,073	267,515
Accrued insurance, less current portion	34,787	32,327
Accrued pension	19	2,506
Long-term accrued liabilities	54,054	38,966
Total Liabilities	387,933	341,314
STOCKHOLDERS' EQUITY
Common stock	218,186	218,009
Retained earnings and other equity	444,577	365,542
Total stockholders' equity	662,763	583,551
Total Liabilities and Stockholders' Equity	$1,050,696	$924,865

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
REVENUES
Customer services	$408,742	$375,247
COSTS AND EXPENSES
Cost of services provided	206,143	189,163
Depreciation and amortization	16,916	13,771
Sales, general and administrative	126,487	115,154
Gain on sale of assets, net	(56)	(26)
Interest income, net	58	(73)
	349,548	317,989
INCOME BEFORE INCOME TAXES	59,194	57,258
PROVISION FOR INCOME TAXES	10,669	16,988
NET INCOME	$48,525	$40,270
NET INCOME PER SHARE - BASIC AND DILUTED	$0.22	$0.18
Weighted average shares outstanding - basic and diluted	218,163	217,971

Rollins, Inc.
(NYSE: ROL)

Management will hold a conference call to discuss
First Quarter results on

Wednesday, April 25, 2018 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:
Please dial 877-260-1479 domestic;
334-323-0522 international
at least 5 minutes before start time.

REPLAY: available through May 2, 2018
Please dial 888-203-1112/719-457-0820, Passcode: 1244009
THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT
www.viavid.com

Questions?
Contact Samantha Alphonso at Financial Relations Board at 212-827-3746
Or email to salphonso@mww.com